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                             PICTURETEL CORPORATION

                                                                      EXHIBIT 11

                                                  THREE MONTHS ENDED               NINE MONTHS ENDED
                                             -----------------------------   -----------------------------
                                             SEPTEMBER 28,   SEPTEMBER 28    SEPTEMBER 28    SEPTEMBER 28
                                                 1997            1996            1997            1996
                                             -------------   -------------   -------------   -------------
                                                              (RESTATED)                      (RESTATED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CALCULATION OF EARNINGS PER SHARE:
PRIMARY:
Weighted average common shares outstanding        37,803         36,362           37,675         36,046
  during the period.........................
Dilutive effect of stock options using the            --          3,379               --          3,644
  treasury stock method.....................
                                               ---------        -------        ---------        -------
          Total common equivalent shares....      37,803         39,741           37,675         39,690
                                               ---------        -------        ---------        -------
Net income (loss)...........................   $ (16,715)       $ 6,884        $ (19,604)       $23,492
Net income (loss) per share.................   $   (0.44)       $  0.17        $   (0.52)       $  0.59
FULLY DILUTED:(1)
Weighted average common shares outstanding        37,803         36,362           37,675         36,046
  during the period.........................
Diluted effect of stock options using the             --          3,379               --          3,644
  treasury stock method.....................
                                               ---------        -------        ---------        -------
          Total common equivalent shares....      37,803         39,741           37,675         39,690
                                               ---------        -------        ---------        -------
Net income (loss)...........................   $ (16,715)       $ 6,884        $ (19,604)       $23,492
Net income (loss) per share.................   $   (0.44)       $  0.17        $   (0.52)       $  0.59

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(1) This calculation is submitted in accordance with Regulation S-K item
    601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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